Exhibit 10.1

James McCann

Chairman of the Board

Willis Towers Watson

51 Lime Street

London EC3M 7DQ

England

November 16, 2017

Dear Jim,

I hereby resign as a director of Willis Towers Watson Public Limited Company (the “Company”) and as a member of each committee of the Board of Directors on which I sit, each effective immediately. I am resigning from the Board for personal reasons and not due to any disagreement with the Company or on any matter relating to the Company’s audited financial statements, operations, policies, or practices.

The Board’s strong leadership and work over the last five years has contributed to long-term, sustainable value creation for all shareholders. It has been an honor to serve on the Board.

I wish you, the Board, and the Company all the best.

Sincerely,

/s/ Jeffrey W. Ubben

Jeffrey W. Ubben

ValueAct Capital    •    One Letterman Drive, Building D, Fourth Floor    •    San Francisco, CA 94129

Telephone 4l5.362.3700    •    Facsimile 415.362.5727